UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Take-Two Interactive Software, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                On March 26, 2008, Take-Two Interactive Software, Inc., a Delaware corporation (the “Company”) sent an email to its employees regarding the recommendation of the Board of Directors that stockholders of the Company reject the tender offer (the “Tender Offer”) commenced by EA08 Acquisition Corp. (“Purchaser”), a Delaware corporation and wholly owned subsidiary of Electronic Arts Inc., a Delaware corporation, to acquire all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Shares”) at a purchase price of $26.00 net per Share in cash without interest and the Board of Directors’ adoption of a stockholders rights plan.

                                                On March 26, 2008, the Company participated in the Bank of America 2008 Smid Cap Conference and made a presentation to investors relating to the Board of Directors’ recommendation that stockholders of the Company reject the Tender Offer.

                                                The email and a transcript of the presentation have been filed by the Company as exhibits to Amendment. No. 2 to the Schedule 14D-9, as amended by Amendment No. 1 thereto, previously filed by the Company, with the Securities and Exchange Commission on March 26, 2008.  The email and the transcript are incorporated herein by reference.